Exhibit 99.1

News Release

For Immediate Release	CONTACT: Bill Newbould (610) 558-9800

ENDO PHARMACEUTICALS REPORTS

FOURTH QUARTER AND FULL-YEAR 2006 FINANCIAL RESULTS

CHADDS FORD, Pa., Feb. 22, 2007—Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today reported financial results for the fourth quarter and full year ended December 31, 2006.

Net sales for the fourth quarter were $259.5 million compared with $240.8 million in the fourth quarter of 2005. Net income was $14.8 million for the three months ended December 31, 2006 compared with $72.9 million in the comparable 2005 period due to one-time adjustments detailed below. As detailed in the Supplemental Financial Information below, adjusted net income for the three months ended December 31, 2006 was $56.7 million compared with $77.8 million in the same period in 2005 due to one-time adjustments detailed below.

Diluted earnings per share for the three months ended December 31, 2006 were $0.11 compared with $0.54 in the comparable 2005 period. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the three months ended December 31, 2006 were $0.42 compared with $0.58 in the same period in 2005.

The 2006 fourth quarter net income and earnings per share included $31.3 million in impairment charges related to the company’s decision to discontinue promotion of DepoDur® and an impairment of the Synera™ intangible asset resulting from the redeployment of Endo’s hospital sales force, and a $26.0 million charge for the write-off of purchased in-process research and development in connection with the October 2006 acquisition of RxKinetix, Inc.

Full-Year Results

Net sales for the year ended December 31, 2006 were $909.7 million compared with $820.2 million for the year ended December 31, 2005. Net income for the year ended December 31, 2006 was $137.8 million versus $202.3 million in the comparable 2005 period. As detailed in the Supplemental Financial Information below, due to the aforementioned and other one-time adjustments, adjusted net income for the year ended December 31, 2006 was $220.8 million compared with $230.2 million in the same period of 2005.

Diluted earnings per share for the year ended December 31, 2006 were $1.03 compared with $1.52 in the comparable 2005 period. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the year ended December 31, 2006 were $1.65 compared with $1.73 in the same period in 2005.

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“2006 was a year of progress for Endo, in which we launched three new pain management products, expanded our commercial capabilities, continued to advance our pipeline, and acquired a supportive care oncology platform,” said Peter A. Lankau, President and Chief Executive Officer. “In 2007, we will make substantial investments in support of our on-market products, our development portfolio and additional infrastructure to support our growth in the years ahead. With our substantial cash position and debt-free balance sheet, we are well positioned to pursue complementary acquisitions and licensing opportunities that will further expand our product portfolio and sustain our long-term growth.”

Use of Non-GAAP Measures—Adjusted Net Income and Adjusted Diluted Earnings per Share:

Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Endo refers to these non-GAAP financial measures in making operating decisions because it believes they provide meaningful supplemental information regarding the company’s operational performance. For instance, Endo believes that these non-GAAP financial measures facilitate its internal comparisons to its historical operating results and comparisons to competitors’ results. The company includes these non-GAAP financial measures in its earnings announcements because it believes they are useful to investors in allowing for greater transparency related to supplemental information used by Endo in its financial and operational decision-making. In addition, Endo has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting at this time. Further, Endo believes that these non-GAAP financial measures may be useful to investors as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Finally, these measures are considered by the Compensation Committee of Endo’s Board of Directors in assessing the performance and compensation of substantially all of its employees, including its executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release.

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Supplemental Financial Information

A reconciliation of net income as determined by GAAP to adjusted net income for the three months ended December 31, 2006 and December 31, 2005 is as follows:

	(Unaudited) Three Months Ended December 31,
	2006	2005
	(in thousands, except per share data)
GAAP net income	$14,774	$72,881
Add: Income tax	19,858	42,630

GAAP income before income tax	34,632	115,511
Add: Compensation expense and related employer payroll taxes to be funded by Endo Pharma LLC	234	7,669
Add: Upfront and milestone payments to partners	250	750
Add: Stock compensation expense related to adoption of SFAS 123R	3,035	—
Add: Impairment of other intangible assets	31,263	—
Add: Purchased in-process research and development	26,046	—
Less: Reversal of contingent liability	(6,808)	—
Less: Reversal of the remaining reserve related to the transdermal fentanyl patch inventory	—	(679)

Adjusted income before income tax	88,652	123,251
Pro forma income tax	31,924	45,486

Adjusted net income	$56,728	$77,765

Diluted weighted average shares outstanding	134,221	133,744

Adjusted diluted earnings per share	$0.42	$0.58

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A reconciliation of net income as determined by GAAP to adjusted net income for the year ended December 31, 2006 and December 31, 2005 is as:

	(Unaudited) Year Ended December 31,
	2006	2005
	(in thousands, except per share data)
GAAP net income	$137,839	$202,295
Add: Income tax	95,895	121,949

GAAP income before income tax	233,734	324,244
Add: Compensation expense and related employer payroll taxes to be funded by Endo Pharma LLC	42,619	7,669
Add: Upfront and milestone payments to partners	10,650	27,250
Add: Stock compensation expense related to adoption of SFAS 123R	12,372	—
Add: Impairment of other intangible assets	31,263	5,515
Add: Purchased in-process research and development	26,046	—
Add: Write-off of transdermal fentanyl patch inventory	—	4,321
Less: Reversal of contingent liability	(6,808)	—

Adjusted income before income tax	349,876	368,999
Pro forma income tax	129,102	138,781

Adjusted net income	$220,774	$230,218

Diluted weighted average shares outstanding	134,102	133,289

Adjusted diluted earnings per share	$1.65	$1.73

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Selected Product Review

Lidoderm®. For the three months ended December 31, 2006, net sales of Lidoderm® were $173.5 million compared with $130.5 million in the fourth quarter of 2005. For the 12 months of 2006, net sales of Lidoderm® were $566.8 million, up from $419.4 million in the same period a year ago. In the fourth quarter of 2006, prescription growth for Lidoderm® was up 19% and dispensed unit growth was up 22% from the comparable 2005 period. For the 12 months ended December 31, 2006, prescription growth for Lidoderm® was up 21% and dispensed unit growth was up 24% from the comparable 2005 period. Endo estimates that prescription demand for Lidoderm® was approximately $170 million and $589 million in the fourth quarter and full-year of 2006, respectively.

Percocet®. Net sales of Percocet® were $27.8 million for the three months ended December 31, 2006 compared with $29.7 million in the same period in 2005. Net sales of Percocet® were $102.7 million for the 12 months ended December 31, 2006 compared with $110.7 million in the same period in 2005. The company estimates that prescription demand for Percocet® was approximately $28 million and $105 million in the fourth quarter and full-year of 2006, respectively. Net sales of Percocet continue to be adversely affected by generic competition.

Frova®. Net sales of Frova® were $11.5 million for the three months ended December 31, 2006 compared with $13.0 million in the same period in 2005. Net sales of Frova® were $40.6 million for the 12 months ended December 31, 2005 compared with $38.1 million in 2005. The company estimates that prescription demand for Frova® was approximately $13 million and $46 million in the fourth quarter and full-year 2006, respectively.

Opana® ER and Opana®. Combined net sales for these two products, representing end-user demand, were $6.8 million for the fourth quarter of 2006. Although commercial shipments totaling $20.6 million of Opana® ER and Opana® to customers were made in 2006, it was determined that it was not appropriate to recognize revenue for these shipments at this time under accounting principles generally accepted in the United States. The approximately $13.8 million balance of the deferred revenue is expected to be recorded as net sales in future periods.

Other branded products. Combined sales of all other branded products were $3.2 million for the three months ended December 31, 2006 compared with $3.9 million in the same period in 2005. Combined sales of all other branded products were $14.0 million for the 12 months ended December 31, 2006 versus $15.0 million in the comparable period in 2005.

Oxycodone extended-release. In June 2005, the company began commercial sale of all four strengths of its extended-release oxycodone tablets, the generic equivalent of Purdue Pharma’s OxyContin®. Net sales of extended-release oxycodone tablets were $13.8 million in the fourth quarter of 2006 and $57.1 million for the full-year ended December 31, 2006 compared with $35.5 million and $114.0 million for the comparable periods of 2005, when Endo benefited from six months of marketing semi-exclusivity.

As announced on August 28, 2006, Endo reached an agreement with The Purdue Frederick Company to settle the long-running litigation in which Purdue claimed that Endo’s oxycodone extended-release tablets, 10mg, 20mg, 40mg, and 80mg, a bioequivalent version of Purdue Frederick’s OxyContin®, infringe Purdue’s U.S. Patent Nos. 5,549,912, 5,508,042 and 5,656,295. Pursuant to the settlement, Endo continued selling to its customers its oxycodone extended-release products through December 31, 2006. As part of the settlement, Endo, as well as its manufacturers, distributors, purchasers, and patients, were released from all liability for infringement of Purdue’s patents in connection with Endo’s sales of these products.

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Other generic products. For the fourth quarter, net sales of other generic products were $22.9 million in 2006 compared with $28.1 million in 2005. For the full year, net sales of other generic products were $121.7 million in 2006 versus $123.0 million in 2005. The quarterly and year-to-date decrease in 2006 is due to increased generic competition with the company’s morphine sulfate extended-release tablets. Endo expects this additional competition to continue to adversely affect its market share and the price of both Endocet® and its morphine sulfate extended-release tablets.

Note to Investors

Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (866) 362-5158 (domestic) or (617) 597-5397 (international). Please dial in 10 minutes prior to the scheduled start time and reference conference code 35562806.

A replay of the call will be available from February 22 at 1:00 p.m. ET by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 87058859, and will run until 12:00 a.m. ET on March 1, 2007.A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on March 1, 2007. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

About Endo

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its wholly owned Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non- historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and

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contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre- clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 filed with the SEC on March 21, 2006. Readers should evaluate any statement in light of these important factors.

(Tables Attached)

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The following tables present Endo’s unaudited net sales for the three months and twelve months ended December 31, 2006 and December 31, 2005:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Three Months Ended December 31,
	2006	2005
Lidoderm®	$173,501	$130,517
Percocet®	27,806	29,745
Frova®	11,456	13,010
Opana ER® and Opana®	6,845	—
DepoDur®	847	935
Other Brands	2,342	2,956

Total Brands	$222,797	$177,163

Oxycodone ER	$13,812	$35,484
Other Generics	22,862	28,142

Total Generics	$36,674	$63,626

Total Net Sales	$259,471	$240,789

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Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Year Ended December 31,
	2006	2005
Lidoderm®	$566,785	$419,418
Percocet®	102,707	110,700
Frova®	40,564	38,096
Opana ER® and Opana®	6,845	—
DepoDur®	2,993	3,931
Other Brands	11,034	11,098

Total Brands	$730,928	$583,243

Oxycodone ER	$57,075	$113,969
Other Generics	121,656	122,952

Total Generics	$178,731	$236,921

Total Net Sales	$909,659	$820,164

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The following table presents Endo’s consolidated statements of operations for the three months and year ended December 31, 2006 and December 31, 2005:

Endo Pharmaceuticals Holdings Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
NET SALES	$259,471	$240,789	$909,659	$820,164
COST OF SALES	57,870	53,108	201,421	186,350

GROSS PROFIT	201,601	187,681	708,238	633,814

COSTS AND EXPENSES:
Selling, general and administrative	87,813	54,262	340,094	211,246
Research and development	23,426	18,187	82,808	88,307
Depreciation and amortization	4,554	4,059	17,498	15,497
Impairment of other intangible asset	31,263	—	31,263	5,515
Purchased in-process research and development	26,046	—	26,046	—

OPERATING INCOME	28,499	111,173	210,529	313,249
INTEREST INCOME, Net	6,133	4,338	23,205	10,995

INCOME BEFORE INCOME TAX	34,632	115,511	233,734	324,244
INCOME TAX	19,858	42,630	95,895	121,949

NET INCOME	$14,774	$72,881	$137,839	$202,295

NET INCOME PER SHARE:

Basic	$0.11	$0.55	$1.03	$1.53
Diluted	$0.11	$0.54	$1.03	$1.52

WEIGHTED AVERAGE SHARES:

Basic	133,505	132,736	133,178	132,242
Diluted	134,136	133,744	133,911	133,289

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The following table presents the Endo’s unaudited condensed consolidated balance sheet data at December 31, 2006 and December 31, 2005:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Balance Sheet Data (unaudited)

(in thousands)

	December 31, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$628,085	$500,956
Accounts receivable, net	279,159	290,826
Inventory	55,932	50,983
Income taxes receivable	—	66,461
Other current assets	66,641	84,159

Total current assets	1,029,817	993,385
Property and equipment, net	36,565	38,001
Goodwill	181,079	181,079
Other intangibles, net	78,046	99,065
Note receivable	52,872	48,925
Other assets	12,113	11,223

TOTAL ASSETS	$1,390,492	$1,371,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to Endo Pharma LLC	$38,693	$200,450
Other current liabilities	293,209	309,063

Total current liabilities	331,902	509,513
Other liabilities	17,602	18,795
Total stockholders’ equity	1,040,988	843,370

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,390,492	$1,371,678

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The following table presents condensed consolidated cash flow data for the year ended December 31, 2006 and December 31, 2005:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Year Ended December 31,
	2006	2005
Net cash provided by operating activities	$345,334	$284,644
Net cash used in investing activities	(66,449)	(26,684)
Net cash used in financing activities	(151,756)	(35,038)

Net increase in cash and cash equivalents	$127,129	$222,922

Cash and cash equivalents, beginning of period	$500,956	$278,034

Cash and cash equivalents, end of period	$628,085	$500,956

Net Cash Used in Financing Activities

During the years ended December 31, 2006 and December 31, 2005, net cash used in financing activities includes a $195.8 million and a $42.8 million payment, respectively to Endo Pharma LLC, a limited liability company that previously held a significant portion of Endo common stock, in which affiliates of Kelso & Company and certain current and former members of management have an interest. This payment was made pursuant to the tax-sharing agreement between the company and Endo Pharma LLC, which requires the company, under certain circumstances, to pay Endo Pharma LLC the amount of the tax benefits that are usable by the company as a result of the exercise of stock options granted pursuant to the Endo Pharma LLC Stock Option Plans, which stock options are exercisable only into shares of Endo common stock held by Endo Pharma LLC and, accordingly, do not dilute the ownership of the company’s public stockholders. The company has recorded a liability of $38.7 million as of December 31, 2006 related to compensation deductions expected to be taken in 2006, which if used to reduce our 2006 income taxes will be paid to Endo Pharma LLC in 2007.

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